Gran Tierra Energy Inc. Announces Second Quarter 2017 Results Highlighted by Strong Financial Performance, 22% Increase in Production and Continued Development and Exploration Success in the Putumayo and Middle Magdalena Valley Basins

CALGARY, ALBERTA, August 3, 2017, Gran Tierra Energy Inc. ("Gran Tierra" or the "Company") (NYSE American:GTE)(NYSE MKT:GTE)(TSX:GTE), a company focused on oil and gas exploration and production in Colombia, today announced its financial and operating results for the quarter ended June 30, 2017. All dollar amounts are in United States ("U.S.") dollars unless otherwise indicated. Per barrel of oil equivalent ("BOE") amounts are based on working interest ("WI") sales before royalties. For per BOE amounts based on net after royalty ("NAR") production, see Gran Tierra's Quarterly Report on Form 10-Q filed August 3, 2017.

Key Highlights

•
Increased average WI production before royalties in the second quarter 2017 ("the Quarter") to 31,437 barrels of oil equivalent per day (“BOEPD”), 22% higher than second quarter 2016's average WI production before royalties of 25,744 BOEPD. The Quarter's average WI production before royalties was up 5%, or 1,558 BOEPD, relative to first quarter 2017 (the "Prior Quarter"), largely as a result of record production from development wells drilled in the Acordionero field and production deferred during the Prior Quarter to test new discoveries.

•
On June 30, 2017, the Company completed the disposition of its assets in Brazil for a purchase price of $35 million which, after certain interim closing adjustments, resulted in cash consideration of approximately $38 million.

•	Demonstrated ongoing strong financial performance in the second quarter 2017:

◦	Net loss of $7 million compared with net income of $13 million in the Prior Quarter, and included loss on sale of the Company's Brazil business unit of $9 million;

◦	Funds flow from operations[1] increased by 13% to $51 million compared with the Prior Quarter;

◦	Operating netback[1] on a per BOE basis decreased by 8% relative to the Prior Quarter to $21.91 per BOE, but increased 9% relative to second quarter 2016;

◦
Transportation expenses for the Quarter of $2.28 per BOE, a decrease of 12% compared with the Prior Quarter due to the use of transportation routes which had lower costs per BOE than the routes used in the Prior Quarter;

◦	Operating expenses for the Quarter of $9.50 per BOE increased by 7% compared with the Prior Quarter, primarily as a result of increased workover expenses and the Mocoa landslides on April 1, 2017;

◦	General and Administrative ("G&A") expenses for the Quarter decreased by 5% to $2.67 per BOE compared with the Prior Quarter;

◦	Capital expenditures in the Quarter were $58 million, mainly funded by funds flow from operations;

◦
The Company exited the Quarter with $145 million of undrawn capacity on its $300 million credit facility and $53 million of cash on the balance sheet. Gran Tierra's committed borrowing base increased by $50 million to $300 million effective June 1, 2017.

•	Demonstrated strong operational results during the Quarter and through July 2017:

◦	Continued A-Limestone Success at Costayaco, 100% WI

▪	Strong production performance continues from three vertical wells and one horizontal well

▪
The second horizontal well in the field, CYC-29, has been successfully drilled and completed with acid injected into the first six of ten planned stages. The well was put onto natural flow over a two day period and stabilized at 1,200 barrels of fluid per day ("bfpd") with a 40% water cut (spent acid), 27[o] to 28[o] API oil, GOR of 337 scf/stb, 180 pounds per square inch ("psi") flowing wellhead pressure and flowing bottom hole pressure of 3,008 psi. These results were achieved with only 60% of the well stimulated; the productivity index is estimated to be 4 bfpd per psi (“bfpd/psi”), approximately double the CYC-28's productivity index of 1.9 bfpd/psi. The Company is in the process of running a high capacity electric submersible pump ("ESP")

◦	Multi-Zone Discovery with Vonu-1 Exploration Well, Putumayo-1 ("PUT-1") Block, 55% WI

▪	The well had successful short-term production tests from the A-Limestone and U Sand and was brought on production for a long-term test from the A-Limestone alone on July 21, 2017

◦	Progress with N Sands Wells in Putumayo-7 ("PUT-7") Block, 100% WI

▪
Cumplidor-1 and Confianza-1: both on production from the N Sand. As a result of pump failures, the PUT-7 Block only averaged 294 BOEPD during the Quarter but is currently producing approximately 1,866 BOEPD.

◦	Continued Strong Performance at Acordionero Field, 100% WI

▪
Four more development wells have been brought on production with one more development well successfully drilled and cased; production from the field averaged 8,362 BOEPD in the Quarter, up from 6,198 BOEPD in the Prior Quarter and 5,686 BOPED in the fourth quarter of 2016; Acordionero exited the Quarter at 10,005 BOEPD and is currently producing approximately 11,120 BOEPD.

•
On April 27, 2017, the Company closed the previously announced strategic acquisitions of the Santana and Nancy-Burdine-Maxine blocks, along with key pipeline and transportation infrastructure, for cash consideration of approximately $30 million.

•
Gran Tierra expects 2017 average WI production before royalties to be 33,300 to 34,300 BOEPD, adjusted for the sale of its Brazil business unit effective June 30, 2017, which would represent an increase of 23% to 27% from our 2016 average WI production before royalties of 27,062 BOEPD. The Company revised the top end of the guidance as a result of the testing of additional zones in the first and second quarters of 2017, operational delays in bringing onstream the CYC-28 and 29 A-Limestone horizontal wells and a pump failure in Cumplidor-1 in the PUT-7 Block. The Company disposed of 950 BOEPD of non-operated, low netback production in the fourth quarter of 2016 and an additional 1,400 BOEPD of non-core assets located in Brazil on June 30, 2017.

•	Gran Tierra is currently producing 34,178 BOEPD, and expects fourth quarter 2017 average WI production before royalties to be 35,000 to 37,000 BOEPD.

•	Gran Tierra has also narrowed the range of the Company's projected 2017 capital program to $200 million to $225 million, which is expected to be funded from cash flow from operations.

Message to Shareholders

Gary Guidry, President and Chief Executive Officer of Gran Tierra, commented "Our portfolio in Colombia delivered strong production growth and cash flow generation during the Quarter. In 2016, we focused on transforming the portfolio by consolidating our land position in the Putumayo Basin, acquiring strategic infrastructure, and diversifying into the Middle Magdalena Valley ("MMV") Basin. In the Quarter, we are starting to see the results of this transformation. We currently are generating free cash flow from our three core fields - Costayaco, Moqueta and Acordionero - which we will continue to deploy into our exciting exploration portfolio. Despite the ongoing challenges of volatile world oil prices, we believe our low cost structure and solid production base allow us to successfully create value in a variety of pricing environments.

In the A-Limestone at the Costayaco field, we are now producing oil from three recompleted vertical wells and one horizontal well. The CYC-29, the second horizontal well targeting the A-Limestone has been successfully drilled and completed with encouraging flow test results and planned production testing about to begin. The CYC-29's estimated productivity index is approximately twice the CYC-28's productivity index. In the adjacent PUT-1 Block, we have confirmed that the Vonu-1 exploration well is a new oil discovery in the A-Limestone and U Sand. With oil productivity now established in the Costayaco field, the PUT-1 Block in the north, and the PUT-7 Block in the south of the Putumayo Basin, we believe the A-Limestone may be a basin-wide play with significant resource potential. In addition, at PUT-7, our N Sand program is back on track with both the Cumplidor-1 and Confianza-1 wells on production. We have a very strong Putumayo land position with 16 blocks and 1.1 million gross acres covering the main exploration fairways for both the A-Limestone and the N Sand oil plays, both of which will be further tested through the multiple exploration wells we plan on drilling in the second half of 2017 and throughout 2018 and 2019.

In the Middle Magdalena Valley ("MMV") Basin, the Acordionero field continues to exceed our expectations where our continuous development drilling program has delivered four more oil wells which are all now on production. Since acquiring the MMV Basin properties August 23, 2016, we have been able to reduce average drilling costs per well by $1.3 million (33% reduction) as well as drilling times (28% reduction), with our best well so far taking only 25 days from spud to onstream. When we acquired these assets last year, the MMV Basin fields were producing 5,620 BOEPD and now, approximately 11 months later, the fields are producing 11,958 BOEPD. Also, since the acquisition, the MMV Basin properties have generated $59 million of operating netback while we incurred $42 million of capital expenditures, as of June 30, 2017.

Our strong Quarter financial performance is demonstrated by the fact that, notwithstanding a net loss of $7 million, which includes a $9 million loss on the sale of the Brazil business, funds flow from operations was up 13% relative to the Prior Quarter to $51 million, and covered 88% of the Company's capital expenditures in the Quarter of $58 million. The increase in funds flow from operations was due to lower current income and equity taxes, partially offset by lower operating netbacks commensurate with the decrease in oil price. During the Quarter, we repurchased 4 million common shares of Gran Tierra stock pursuant to our previously announced normal course issuer bid.

Despite delays in production start ups for the CYC-28 and 29 A-Limestone horizontal wells in the Costayaco field, and the Cumplidor-1 N Sand well in the PUT-7 Block, strong production growth at Acordionero allowed Gran Tierra's total WI production before royalties for second quarter 2017 to average 31,437 BOEPD, which was 5% higher compared to 29,879 BOEPD in the Prior Quarter.

Gran Tierra's strong financial and production performance in second quarter 2017 reaffirms our plans over the next three years to deliver visible organic reserves and production growth and to drill a total of 30 to 35 exploration wells, with all of this activity expected to be funded from cash flows from operations."

Financial and Operational Highlights (all amounts in $000s, except per share and BOE amounts)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2017	2017	2016	2017	2016
Net Income (Loss)	$(6,807)	$12,771	$(63,559)	$5,964	$(108,591)
Per Share - Basic and Diluted	$(0.02)	$0.03	$(0.21)	$0.01	$(0.37)

Oil and Gas Sales	$96,128	$94,659	$71,713	$190,787	$129,116
Operating Expenses	(27,208)	(23,937)	(17,748)	(51,145)	(36,815)
Transportation Expenses	(6,492)	(6,942)	(6,217)	(13,434)	(18,545)
Operating Netback(1)	$62,428	$63,780	$47,748	$126,208	$73,756

G&A Expenses Before Stock-Based Compensation	$7,610	$7,563	$5,987	$15,173	$11,638
Stock-Based Compensation	1,903	1,149	1,988	3,052	3,386
G&A Expenses, Including Stock Based Compensation	$9,513	$8,712	$7,975	$18,225	$15,024

EBITDA(1)	$41,634	$61,538	$40,532	$103,172	$64,716

Funds Flow from Operations(1)	$50,920	$45,026	$33,755	$95,946	$45,318

Capital Expenditures	$57,865	$46,160	$18,407	$104,025	$44,587

Average Daily Volumes (BOEPD)
WI Production Before Royalties	31,437	29,879	25,744	30,663	25,677
Royalties	(5,014)	(5,089)	(4,049)	(5,051)	(3,435)
Production NAR	26,423	24,790	21,695	25,612	22,242
(Increase) Decrease in Inventory	(140)	18	723	(61)	1,682
Sales	26,283	24,808	22,418	25,551	23,924
Royalties, % of WI Production Before Royalties	16%	17%	16%	16%	13%

Per BOE(2)
Brent	$50.92	$54.66	$45.52	$52.79	$39.61
Quality and Transportation Discount	(10.73)	(12.27)	(10.37)	$(11.53)	$(9.95)
Royalties	(6.50)	(7.22)	(5.14)	$(6.85)	$(3.73)
Average Realized Price	33.69	35.17	30.01	$34.41	$25.93
Transportation Expenses	(2.28)	(2.58)	(2.60)	(2.42)	(3.72)
Average Realized Price Net of Transportation Expenses	31.41	32.59	27.41	31.99	22.21
Operating Expenses	(9.50)	(8.87)	(7.40)	(9.20)	(7.36)
Operating Netback(1)	21.91	23.72	20.01	22.79	14.85
G&A Expenses	(2.67)	(2.81)	(2.51)	(2.74)	(2.34)
Transaction Expenses	—	—	—	—	(0.25)
Severance Expenses	—	—	(0.12)	—	(0.26)
Equity Tax	—	(0.45)	—	(0.22)	(0.61)
Realized Foreign Exchange Loss	—	(0.36)	(0.23)	(0.18)	(0.30)
Realized Financial Instruments Gain (Loss)	0.16	0.29	—	0.22	0.01
Interest Expense, Excluding Amortization of Debt Issuance Costs	(0.95)	(0.93)	(0.72)	(0.94)	(0.42)
Interest Income	0.09	0.15	0.31	0.12	0.24
Current Income Tax Expense	(0.62)	(2.76)	(2.42)	(1.66)	(1.57)
Cash Netback(1)	$17.92	$16.85	$14.32	$17.39	$9.35

Share Information (000s)
Common Stock Outstanding, End of Period	386,742	390,815	289,323	386,742	289,323
Exchangeable Shares Outstanding, End of Period	8,030	8,192	8,514	8,030	8,514
Weighted Average Number of Common and Exchangeable Shares Outstanding - Basic	398,585	399,007	296,566	398,795	295,189
Weighted Average Number of Common and Exchangeable Shares Outstanding - Diluted	398,585	399,046	296,566	398,816	295,189

	As at
(Thousands of U.S. Dollars)	June 30, 2017	December 31, 2016	% Change
Cash, Cash Equivalents and Current Restricted Cash and Cash Equivalents	$59,154	$33,497	77
Revolving Credit Facility	$155,000	$90,000	72
Convertible Senior Notes	$115,000	$115,000	—

(1) Operating netbacks, earnings before interest, taxes, depletion, depreciation, accretion and impairment ("DD&A") ("EBITDA"), funds flow from operations and cash netbacks are non-GAAP measures and do not have a standardized meaning under generally accepted accounting principles in the United States of America ("GAAP"). Refer to "Non-GAAP Measures" in this press release for descriptions of these non-GAAP measures and reconciliations to the most directly comparable measures calculated and presented in accordance with GAAP.

(2) Per BOE amounts are based on WI sales before royalties. For per BOE amounts based on NAR production, see Gran Tierra's Quarterly Report on Form 10-Q filed August 3, 2017.

Conference Call Information:

Gran Tierra Energy Inc. will host its second quarter 2017 results conference call on Friday, August 4, 2017. Details of the conference call are as follows:

Date:	Friday, August 4, 2017
Time:	11:00 a.m. Eastern Time (9:00 a.m. Mountain Time)
North American participants call:	1-844-348-3792 (Toll-Free)
Outside of Canada & USA call:	1-614-999-9309

Interested parties may also access the live webcast on the investor relations page of Gran Tierra’s website at www.grantierra.com. An archive of the webcast will be available on Gran Tierra’s website until August 11, 2017. In addition, an audio replay of the conference call will be available following the call until August 8, 2017. To access the replay, dial toll-free 1-855-859-2056 (North America), or 1-404-537-3406 (outside of Canada and USA), conference ID: 57318699.

Contact Information

For investor and media inquiries please contact:

Gary Guidry
Chief Executive Officer
403-767-6500

Ryan Ellson
Chief Financial Officer
403-767-6501

Rodger Trimble
Vice President, Investor Relations
403-698-7941

info@grantierra.com

About Gran Tierra Energy Inc.

Gran Tierra Energy Inc. together with its subsidiaries is an independent international energy company focused on oil and natural gas exploration and production in Colombia. The Company also has business activities in Peru. The Company is focused on its existing portfolio of assets in Colombia and will pursue new growth opportunities throughout Colombia, leveraging our financial strength. The Company’s common shares trade on the NYSE American and the Toronto Stock Exchange under the ticker symbol GTE. Additional information concerning Gran Tierra is available at www.grantierra.com. Information on the Company's website does not constitute a part of this press release. Investor inquiries may be directed to info@grantierra.com or (403) 265-3221.

Gran Tierra's Securities and Exchange Commission filings are available on a website maintained by the Securities and Exchange Commission at http://www.sec.gov and on SEDAR at http://www.sedar.com.

Forward Looking Statements and Legal Advisories:

This press release contains opinions, forecasts, projections, and other statements about future events or results that constitute forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and financial outlook and forward looking information within the meaning of applicable Canadian securities laws (collectively, "forward-looking statements"). Such forward-looking statements include, but are not limited to, Gran Tierra's committed borrowing base, anticipated drilling efficiencies, the Company's expectations and guidance, the Company’s strategies, the Company’s operations including planned operations, the Company's ability to succeed in a variety of pricing environments, the base capital program, the allocation of capital, the exploration and development of certain blocks and fields, production growth or estimates and drilling plans including trends, infrastructure schedules, the expected timing of certain projects and how such drilling plans will be financed.

The forward-looking statements contained in this press release reflect several material factors and expectations and assumptions of Gran Tierra including, without limitation, that Gran Tierra will continue to conduct its operations in a manner consistent with its current expectations, the accuracy of testing and production results and seismic data, pricing and cost estimates (including with respect to commodity pricing and exchange rates), rig availability, the effects of drilling down-dip, the effects of waterflood and multi-stage fracture stimulation operations, the extent and effect of delivery disruptions, and the general continuance of current or, where applicable, assumed operational, regulatory and industry conditions including in areas of potential expansion, and the ability of Gran Tierra to execute its current business and operational plans in the manner currently planned. Gran Tierra believes the material factors, expectations and assumptions reflected in the forward-looking statements are reasonable at this time but no assurance can be given that these factors, expectations and assumptions will prove to be correct.

Among the important factors that could cause actual results to differ materially from those indicated by the forward-looking statements in this press release are: sustained or future declines in commodity prices; potential future impairments and reductions in proved reserve quantities and value; Gran Tierra’s operations are located in South America, and unexpected problems can arise due to guerilla activity; technical difficulties and operational difficulties may arise which impact the production, transport or sale of our products; geographic, political and weather conditions can impact the production, transport or sale of our products; the risk that current global economic and credit conditions may impact oil prices and oil consumption more than Gran Tierra currently predicts; the ability of Gran Tierra to execute its business plan; the risk that unexpected delays and difficulties in developing currently owned properties may occur; the timely receipt of regulatory or other required approvals for our operating activities; the failure of exploratory drilling to result in commercial wells; unexpected delays due to the limited availability of drilling equipment and personnel; the risk that oil prices could continue to fall, or current global economic and credit market conditions may impact oil prices and oil consumption more than Gran Tierra currently predicts, which could cause Gran Tierra to further modify its strategy and capital spending program; and the risk factors detailed from time to time in Gran Tierra’s periodic reports filed with the Securities and Exchange Commission, including, without limitation, under the caption " Risk Factors" in Gran Tierra's Annual Report on Form 10-K filed March 1, 2017 and its Quarterly Reports. These filings are available on the Web site maintained by the Securities and Exchange Commission at http://www.sec.gov and on SEDAR at www.sedar.com. Although the current capital spending program and long term strategy of Gran Tierra is based upon the current expectations of the management of Gran Tierra, should any one of a number of issues arise, Gran Tierra may find it necessary to alter its business strategy and/or capital spending program and there can be no assurance as at the date of this press release as to how those funds may be reallocated or strategy changed.

All forward-looking statements are made as of the date of this press release and the fact that this press release remains available does not constitute a representation by Gran Tierra that Gran Tierra believes these forward-looking statements continue to be true as of any subsequent date. Actual results may vary materially from the expected results expressed in forward-looking statements. Gran Tierra disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as expressly required by applicable securities laws. Gran Tierra’s forward-looking statements are expressly qualified in their entirety by this cautionary statement.

The estimates of future production set forth in this press release may be considered to be future-oriented financial information or a financial outlook for the purposes of applicable Canadian securities laws. Financial outlook and future-oriented financial information contained in this press release about prospective financial performance, financial position or cash flows are based on assumptions about future events, including economic conditions and proposed courses of action, based on management’s assessment of the relevant information currently available, and to become available in the future. In particular, this press release contains projected operational information for 2017 average WI production and fourth quarter 2017 average WI production. These projections contain forward-looking statements and are based on a number of material assumptions and factors set out above. Actual results may differ significantly from the projections presented herein. These projections may also be considered to contain future-oriented financial information or a financial outlook. The actual results of Gran Tierra’s operations for any period could vary from the amounts set forth in these projections, and such variations may be material. See above for a discussion of the risks that could cause actual results to vary. The future-oriented financial information and financial outlooks contained in this press release have been approved by management as of the date of this press release. Readers are cautioned that any such financial outlook and future-oriented financial information contained herein should not be used for purposes other than those for which it is disclosed herein. The Company and its management believe that the prospective financial information has been prepared on a reasonable basis, reflecting management’s best estimates and judgments, and represent, to the best of management’s knowledge and opinion, the Company’s expected course of action. However, because this information is highly subjective, it should not be relied on as necessarily indicative of future results.

Non-GAAP Measures

This press release includes non-GAAP financial measures as further described herein. These non-GAAP measures do not have a standardized meaning under GAAP. Investors are cautioned that these measures should not be construed as alternatives to net income or loss or other measures of financial performance as determined in accordance with GAAP. Gran Tierra's method of calculating these measures may differ from other companies and, accordingly, they may not be comparable to similar measures used by other companies. Each non-GAAP financial measure is presented along with the corresponding GAAP measure so as not to imply that more emphasis should be placed on the non-GAAP measure.

Operating netback as presented is oil and gas sales net of royalties and operating and transportation expenses. Cash netback as presented is net income or loss before DD&A expenses, asset impairment, deferred income tax recovery, amortization of debt issuance costs, unrealized foreign exchange gains and losses, loss on sale of Brazil business unit, gain on acquisition, non-cash operating and G&A expenses and unrealized financial instruments gains and losses. Management believes that operating and cash netback are useful supplemental measures for investors to analyze financial performance and provide an indication of the results generated by Gran Tierra's principal business activities prior to the consideration of other income and expenses. See the table entitled Financial and Operational Highlights, above for the components of operating netback. A reconciliation from net loss to cash netback is as follows:

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
Cash Netback - Non-GAAP Measure ($000s)	2017	2017	2016	2017	2016
Net income (loss)	$(6,807)	$12,771	$(63,559)	$5,964	$(108,591)
Adjustments to reconcile net income (loss) income to cash netback
DD&A expenses	31,644	26,593	31,884	58,237	68,796
Asset impairment	169	283	92,843	452	149,741
Deferred income tax (recovery) expense	11,525	11,379	(28,615)	22,904	(55,751)
Amortization of debt issuance costs	620	605	489	1,225	629
Unrealized foreign exchange loss (gain)	3,895	(2,819)	233	1,076	50
Loss on sale of Brazil business unit	9,076	—	—	9,076	—
Gain on acquisition	—	—	—	—	(11,712)
Non-cash operating expenses	77	54	74	131	136
Non-cash G&A expenses	1,903	1,149	1,988	3,052	3,386
Unrealized financial instruments gain	(999)	(4,671)	(1,069)	(5,670)	(180)
Cash netback	$51,103	$45,344	$34,268	$96,447	$46,504

EBITDA, as presented, is net income or loss adjusted for depletion, depreciation and accretion (“DD&A”) expenses, asset impairment, interest expense and income tax recovery or expense. Management uses these financial measures to analyze performance and income or loss generated by our principal business activities prior to the consideration of how non-cash items affect that income or loss, and believes that these financial measures are also useful supplemental information for investors to analyze performance and our financial results. A reconciliation from net income or loss to EBITDA is as follows:

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
EBITDA - Non-GAAP Measure ($000s)	2017	2017	2016	2017	2016
Net income (loss)	$(6,807)	$12,771	$(63,559)	$5,964	$(108,591)
Adjustments to reconcile net income (loss) to EBITDA
DD&A expenses	31,644	26,593	31,884	58,237	68,796
Asset impairment	169	283	92,843	452	149,741
Interest expense	3,331	3,095	2,201	6,426	2,720
Income tax expense (recovery)	13,297	18,796	(22,837)	32,093	(47,950)
EBITDA	$41,634	$61,538	$40,532	103,172	64,716

Funds flow from operations, as presented, is net income or loss adjusted for DD&A expenses, asset impairment, deferred tax expense or recovery, stock-based compensation expense, amortization of debt issuance costs, cash settlement of RSUs, unrealized foreign exchange gains and losses, financial instruments gains, cash settlement of financial instruments, loss on sale of Brazil business unit and gain on acquisition. Management uses this financial measure to analyze performance and income or loss generated by our principal business activities prior to the consideration of how non-cash items affect that income or loss, and believes that this financial measure is also useful supplemental information for investors to analyze performance and our financial results. A reconciliation from net income or loss to funds flow from operations is as follows:

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
Funds Flow From Operations - Non-GAAP Measure ($000s)	2017	2017	2016	2017	2016
Net income (loss)	$(6,807)	$12,771	$(63,559)	5,964	$(108,591)
Adjustments to reconcile net income (loss) to funds flow from operations
DD&A expenses	31,644	26,593	31,884	58,237	68,796
Asset impairment	169	283	92,843	452	149,741
Deferred tax expense (recovery)	11,525	11,379	(28,615)	22,904	(55,751)
Stock-based compensation expense	1,980	1,203	2,062	3,183	3,522
Amortization of debt issuance costs	620	605	489	1,225	629
Cash settlement of RSUs	(183)	(318)	(513)	(501)	(1,186)
Unrealized foreign exchange loss (gain)	3,895	(2,819)	233	1,076	50
Financial instruments gain	(1,447)	(5,439)	(1,072)	(6,886)	(227)
Cash settlement of financial instruments	448	768	3	1,216	47
Loss on sale of Brazil business unit	9,076	—	—	9,076	—
Gain on acquisition	—	—	—	—	(11,712)
Funds flow from operations	$50,920	$45,026	$33,755	$95,946	$45,318

Presentation of Oil and Gas Information

BOEs have been converted on the basis of 6 thousand cubic feet ("Mcf") of natural gas to 1 barrel of oil. BOEs may be misleading, particularly if used in isolation. A BOE conversion ratio of 6 Mcf: 1 barrel is based on an energy equivalency conversion method primarily applicable at the burner tip and does not represent a value equivalency at the wellhead. In addition, given that the value ratio based on the current price of oil as compared with natural gas is significantly different from the energy equivalent of six to one, utilizing a BOE conversion ratio of 6 Mcf: 1 barrel would be misleading as an indication of value.

This press release contains certain oil and gas metrics, including operating netback and cash netback, which do not have standardized meanings or standard methods of calculation and therefore such measures may not be comparable to similar measures used by other companies. Such metrics have been included herein to provide readers with additional measures to evaluate the Company's performance; however, such measures are not reliable indicators of the future performance of the Company and future performance may not compare to the performance in previous periods.

Investors are urged to consider closely the disclosures and risk factors in the Company's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and in the other reports and filings with the SEC, available on the Company's website at www.grantierra.com. These forms can also be obtained from the SEC website at www.sec.gov or by calling 1-800-SEC-0330.